SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

September 17, 2014

Date of Report (Date of Earliest Event Reported)

MediJane Holdings Inc.

 (Exact name of registrant as specified in its charter)

Nevada	333-167275	46-0525378
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2011 Ken Pratt Boulevard, Suite 210 Longmont, CO	80501
(Address of principal executive offices)	(Zip Code)

(855) 933-3499

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors and Certain Officers

On September 17, 2014, Ronald Lusk resigned from his positions as an officer of the Company. Mr. Lusk will remain as a director of the Company.

On September 17, 2014, the Company appointed Russell Stone, age 40 and the current Chief Operating Officer, as the Chief Executive Officer and as a director.  Mr. Stone’s term of office for these positions will be for one year and will be up for renewal at the annual board of directors meeting.  There are no arrangements or understandings between him and any other person pursuant to which he is selected as an officer.  There are no family relationships between Mr. Stone and any other director or executive officer of the Company.  Mr. Stone is a minority shareholder of Phoenix Pharms Capital Corporation, a principal shareholder of the Company.  There have been no other transactions between Mr. Stone and any related person affiliated with the Company.

On May 12, 2014, Russell Stone was appointed as the registrant’s chief operating officer.  From June 2011 to August 2013, Mr. Stone was president of Finiti Branding Group, LLC ("FBG") a company that he co-founded.   FBG was a privately held company established to take advantage of the rapidly growing electronic cigarette industry.  In addition to being president of FBG, Mr. Stone held numerous positions at FBG, such as vice president of FBG’s supply chain and vice president of business insight management.  Mr. Stone held these positions until FBG was acquired by Victory Electronic Cigarettes in February 2014.

 Since 2002, Mr. Stone has been a managing member and principal of Stone Financial Group, LLC, Jo-Bar Enterprises, LLC, and Stone Brothers Capital LLC. Those entities are in the businesses of participating in a diversified array of investment offerings that include, but are not limited to, lending, hospitality, real estate, medical, technology, and the secondary life insurance market. Mr. Stone's responsibilities within the companies include investor and broker relations, portfolio analysis, and management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MediJane Holdings Inc.

By:      /s/ Russell Stone

Russell Stone

Chief Executive Officer

Dated:  September 22, 2014

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